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                    AMENDMENT NO. 33 TO MANAGEMENT AGREEMENT
                    ----------------------------------------

     This Amendment No. 33 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1, 2005,
April 30, 2005, July 1, 2005, September 30, 2005, November 1, 2005, December 1, 2005, December 19, 2005, January 1, 2006, May 1, 2006, October 1, 2006, November
1, 2006, January 1, 2007, April 30, 2007, October 31, 2007, November 1, 2007,
February 1, 2008, April 28, 2008, September 2, 2008 and May 1, 2009 (the "Agreement"), by and between Met Investors Series Trust (the "Trust") and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the "Manager"), is entered into effective the 1st day of May, 2009.

     WHEREAS the Agreement provides for the Manager to provide certain services to the Trust for which the Manager is to receive agreed upon fees; and

     WHEREAS the Manager and the Trust desire to make certain changes to the Agreement;

     NOW, THEREFORE, the Manager and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to revise the compensation payable with regard to the following Portfolio:

       Portfolio         Percentage of average daily net assets
----------------------   -------------------------------------------------------
Pioneer Fund Portfolio   0.70% of first $200 million plus 0.65% of such assets
                         over $200 million up to $500 million plus 0.60% of such assets over $500 million up to $2 billion plus 0.55% of such assets over $2 billion

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of May 2009.

MET INVESTORS SERIES TRUST              METLIFE ADVISERS, LLC


By: /s/ Jeffrey A. Tupper               By: /s/ Jeffrey A. Tupper
    ---------------------------------       ------------------------------------
    Name: Jeffrey A. Tupper                 Name: Jeffrey A. Tupper
    Title: Treasurer                        Title: Vice President